EXHIBIT 23.2

PINNACLE

Accountancy Group, PLLC

Certified Public Accountants

a dba of

Heaton & Company, PLLC

1438 N Hwy 89, Ste 120 Farmington, UT 84025 Ph. (801) 447-9572

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Mascota Resources Corporation

We consent to the use in this Registration Statement on Form S-1 of our report of independent registered public accounting firm dated February 7, 2019 on the balance sheet of Mascota Resources Corporation as of November 30, 2018 and the related statements of operations, stockholders' equity (deficit) and cash flows for the two years then ended.

/s/ Pinnacle Accountancy Group of Utah, PLLC

PINNACLE ACCOUNTANCY GROUP OF UTAH, PLLC
(A DBA OF HEATON & COMPANY, PLLC)

February 22, 2019
Farmington, Utah